Exhibit 10.10(b)

OUTSIDE THE BOX CAPITAL INC.

2202 Green Orchard Place.

Oakville ON L6H 4V4

Canada

March 1, 2025

CONFIDENTIAL

Brag House Holdings Inc.

45 Park Street

Montclair, NJ 07042

United States

Attention:

Re:	Marketing Services Agreement

Dear Sirs/Mesdames:

Outside The Box Capital Inc. (“Outside The Box Capital”) is pleased to provide marketing and distribution services to Brag House Holdings Inc. (the “Company”), as more fully described in this letter agreement (the “Agreement”). This Agreement sets forth the terms and conditions pursuant to which the Company engages Outside The Box Capital to provide such services.

1.	Services

(a) Outside The Box Capital’s services to the Company will commence on March 6, 2025 (“Effective Date”) and end on September 6, 2025 (“Ending Date”) overall being the Initial Period (“Initial Period). Outside The Box Capital will provide marketing and distribution services to communicate information about the Company (’‘Marketing Services’’), including, but not limited to:

●	Initial planning and strategy call with ongoing checkpoints to cover feedback, advice, and other strategic matters of the investor relation marketing campaign.

●	Assist in social media and other community-driving mediums, with the goal of creating more company awareness and investor engagement.

●	Distribute company approved messaging, press releases, and other approved company materials across social channels that include Reddit, Discord, Telegram, Twitter, and StockTwits.

●	Spread company insights and announcements to new communities with hopes of attracting new investors, clients and other interested parties.

●	Featuring the Company in different influencer-based videos, driving more engagement to the Company’s story across at least 4 videos on social channels per months such as TikTok:Stockdadschris, YouTube:Jake Tran, YouTube:What If,YouTube:Steven Van Metre, and other creators].

●	An occasional Q&A or highlight video surrounding recent company news to be posted on the Company’s YouTube channel or other company mediums

Outside The Box Capital’s services under this Agreement may be modified or supplemented in schedules to this Agreement, mutually agreed upon in writing by Outside The Box Capital and Company.

(b) Outside The Box Capital will not participate in discussions or negotiations with potential investors. Outside The Box Capital will not solicit orders, make recommendations or give investment advice. Outside The Box Capital will not affect transactions of securities for potential investors or anyone else. Outside The Box Capital and the Company agree that Outside The Box Capital is not being engaged for, and is not permitted to engage in, activities that would give rise to Outside The Box Capital being required to register as a broker-dealer under applicable securities laws, the U.S. Exchange Act, or with FINRA. To the extent, a financial intermediary expresses interest in the Company, Outside The Box Capital will refer the intermediary to the Company. In providing services under this Agreement, Outside The Box Capital agrees to comply with all applicable securities laws.

(c) The Company acknowledges that Outside The Box Capital is the sole and exclusive owner of any and all databases developed by it. Outside The Box Capital may access third-party databases in order to increase the efficiency of its marketing outreach.

(d) It is hereby acknowledged and agreed that Outside The Box Capital shall be entitled to communicate with and shall rely upon the immediate advice, direction, and instructions of the CEO of the Company, or upon the advice or instructions of such other director or officer of the Company as the CEO of the Company shall, from time to time, designate in times of the CEO’s absence, in order to initiate, coordinate and implement the Marketing Services as contemplated herein.

2.	Information

(a) The Company will make available to Outside The Box Capital on a timely basis relevant information pertaining to the Company. The Company also agrees to provide Outside The Box Capital with timely access to appropriate personnel. Outside The Box Capital will only use the information provided by the Company. The Company hereby grants Outside The Box Capital the right to use the name and service marks of the Company in its Marketing Services as long as this Agreement is continuing under the Initial Period (as defined below) or any Renewal Term (as defined below) and has not been terminated in accordance with the provisions hereof.

(b) Outside The Box Capital will be entitled to rely upon the information provided by the Company and all other information that the Company files with applicable regulators. Outside The Box Capital will be under no obligation to verify independently any such information. Outside The Box Capital will also be under no obligation to determine whether there have been, or to investigate any changes in, such information. However, any marketing materials shall be provided to the Company for review and approval prior to such marketing materials being published or disseminated to anyone.

3.	Term and Termination

The term of this Agreement shall commence on the Effective Date and continue until the Ending Date, constituting the Initial Period. During the Initial Period, the parties may terminate this Agreement by mutual consent and either may terminate this Agreement if the other party files for bankruptcy, becomes insolvent, or is in material breach of this Agreement directly related to the failure to satisfactorily perform the services outlined herein. Notwithstanding the above, Outside The Box Capital shall be entitled to a minimum compensation covering half of the total agreed compensation, equating to three months of service at a prorated amount, irrespective of the timing or reason for termination, unless the termination is due to a material breach by Outside The Box Capital specifically tied to the failure in performing the outlined services to the required standards. The Company agrees to pay Outside The Box Capital for all services performed up to and including the effective date of termination. Within ten (10) days following the termination or expiration of this Agreement, each party shall return to the other all Proprietary or Confidential Information (defined below) of the other party (and any copies thereof) in the party’s possession or, with the approval of the disclosing party, destroy all such Proprietary or Confidential Information.

In the event of termination, whether by mutual agreement during the Initial Period, due to a material breach by Outside The Box Capital specifically tied to the failure in performing the outlined services to the required standards, or resulting from the actions of Outside The Box Capital that does not constitute a material breach related to the performance of the outlined services, the Company shall be entitled to seek compensation as follows:

●	Outside The Box Capital shall refund a prorated amount of the cash payment based on the percentage of services completed at the time of termination.

●	Outside The Box Capital shall also refund a prorated amount of the Company’s stock already issued to Outside The Box Capital, based on the percentage of services completed at the time of termination. Should the issued stock have already been sold, Outside The Box Capital will compensate the Company at the fair market value as of the termination date.

4.	Confidentiality

The parties agree to hold each other’s Proprietary or Confidential Information in strict confidence. “Proprietary or Confidential Information” shall include, but is not limited to, written or oral contracts, trade secrets, know-how, business methods, business policies, memoranda, reports, records, computer-retained information, notes, or financial information. Proprietary or Confidential Information shall not include any information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of the receiving party; (ii) was previously known to the receiving party or rightly received by the receiving party from a third party that was not subject to a duty of confidentiality to the disclosing party; (iii) is independently developed by the receiving party as shown by the receiving party’s then-contemporaneous written files and records kept in the ordinary course of business; or (iv) is subject to disclosure under a court order or other lawful processes. The parties agree not to make each other’s Proprietary or Confidential Information available in any form to any third party or to use each other’s Proprietary or Confidential Information for any purpose other than as specified in this Agreement. Each party’s Proprietary or Confidential Information shall remain the sole and exclusive property of that party. The parties agree that in the event of use or disclosure by the other party other than as specifically provided for in this Agreement, the non-disclosing party may be entitled to equitable relief. Notwithstanding termination or expiration of this Agreement, Outside The Box Capital and the Company acknowledge and agree that their obligations of confidentiality with respect to Proprietary or Confidential Information shall survive termination of this Agreement.

5.	Compensation

For the Initial Term, Company agrees to pay Outside The Box Capital the compensation set forth in Schedule A attached hereto, which Schedule A forms part of this Agreement.

6.	Expenses

In the occasion where the company requests Outside The Box Capital to travel outside of the agreement, upon mutual agreement outside of this agreement Outside The Box Capital shall also be reimbursed for all direct, pre-approved by Company, and reasonable expenses actually and properly incurred by Outside The Box Capital in performing the Marketing Services (collectively, the “Expenses”); and which Expenses, it is hereby acknowledged and agreed, shall be payable by the Company to the order, direction and account of Outside The Box Capital as Outside The Box Capital may designate in writing, from time to time, in Outside The Box Capital’ sole and absolute discretion, as soon as conveniently possible after the prior delivery by Outside The Box Capital to the Company of written substantiation on account of each such pre-approved reimbursable Expense.

7.	Notices

Notices under this Agreement are sufficient if given by nationally recognized overnight courier service, certified mail (return receipt requested), or personal delivery to the other party at the addresses first set out above.

8.	Choice of Law and Jurisdiction

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of New York State and the federal laws of the United States applicable therein, and the parties hereby irrevocably attorn to the jurisdiction of the courts of New York State.

9.	Waiver

The failure of any party to seek redress for violation of or to insist upon the strict performance of any agreement, covenant, or condition of this Agreement shall not constitute a waiver with respect thereto or with respect to any subsequent act.

10.	Assignment

Except as may be necessary for the rendition of the services as provided herein, neither Outside The Box Capital nor Company may assign any part or all of this Agreement, or subcontract or delegate any of their respective rights or obligations under this Agreement, without the other party’s prior written consent. Any attempt to assign, subcontract, or delegate in violation of this paragraph is void in each instance.

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11.	Entire Agreement

This Agreement and the schedules attached constitute the agreement between Outside The Box Capital and Company relating to the subject matter hereof and supersede any prior agreement or understanding between them. This Agreement may not be modified or amended unless such modification or amendment is agreed to in writing by both Outside The Box Capital and the Company. Any prior agreements between the parties are hereby deemed null and void.

12.	Acceptance

Please confirm that the foregoing is in accordance with Company’s understanding by signing and returning this Agreement, which will thereupon constitute a binding Agreement between Outside The Box Capital Inc. and Company. This Agreement may be executed in counterparts and with electronic or facsimile signatures.

Yours very truly,

Outside The Box Capital Inc.

By:	/s/ Jason Coles
Name:	Jason Coles
Title:	CEO

The foregoing is in accordance with our understanding and is accepted and agreed upon by us as of the date first written above.

Brag House Holdings Inc.

By:	/s/ Lavell Juan Malloy, II
Name:	Lavell Juan Malloy, II
Title:	CEO

SCHEDULE “A”

COMPENSATION

For the Initial Term, in consideration of the performance of the services by Outside The Box Capital pursuant to the Agreement to which this Schedule A is attached, the Company hereby agrees to compensate Outside The Box Capital as follows:

Base Compensation:

$100,000 USD; split into two equal payments of $50,000 USD. The first payment is due within ten (10) business days of the Company listing on Nasdaq (“Listing Date”) and the second and final payment is due 3 months from the Listing Date.

$200,000 USD worth of the Company’s stock, priced at the Initial Public Offering (IPO) price of $4.00 per share. The payment is due within ten (10) business days of the Listing Date.

Earnout Tranche: 50,000 shares will be issued if, within the term of this agreement, the Company’s shares achieve a 7-day moving average (calculated using daily VWAP) share price of $9 or more; issuance due within (10) business days following achievement.

For the avoidance of doubt, if the market cap specified in the Earnout Tranche isn’t achieved, the Base Compensation is the only compensation Outside The Box Capital will be entitled to under this Agreement for its performance of the Marketing Services.